Exhibit 10.1

CREDIT AGREEMENT

by and among

COLT DEFENSE LLC

as US Borrower,

COLT CANADA CORPORATION

as Canadian Borrower,

COLT FINANCE CORP.

as Guarantor,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders

WELLS FARGO CAPITAL FINANCE, LLC

as Agent

and

WELLS FARGO CAPITAL FINANCE, LLC

as Sole Lead Arranger, Manager and Bookrunner

Dated as of September 29, 2011

TABLE OF CONTENTS

Page

1. DEFINITIONS AND CONSTRUCTION.	1
1.1 Definitions	1
1.2 Accounting Terms	1
1.3 Code	1
1.4 Construction	2
1.5 Schedules and Exhibits	2
2. LOANS AND TERMS OF PAYMENT.	3
2.1 Revolver Advances.	3
2.2 [Reserved]	4
2.3 Borrowing Procedures and Settlements.	4
2.4 Payments; Reductions of Commitments; Prepayments.	11
2.5 [Reserved.]	15
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	16
2.7 Crediting Payments; Clearance Charge	17
2.8 Designated Account	17
2.9 Maintenance of Loan Account; Statements of Obligations	17
2.10 Fees	18
2.11 Letters of Credit.	19
2.12 LIBOR Option.	24
2.13 Capital Requirements	26
2.14 Joint and Several Liability of Borrowers.	27
2.15 BA Rate Option.	29
3. CONDITIONS; TERM OF AGREEMENT.	31
3.1 Conditions Precedent to the Initial Extension of Credit	31
3.2 Conditions Precedent to all Extensions of Credit	31
3.3 Maturity	32
3.4 Effect of Maturity	32
3.5 Early Termination by Borrowers	32
4. REPRESENTATIONS AND WARRANTIES.	32
4.1 Due Organization and Qualification; Subsidiaries	32
4.2 Due Authorization; No Conflict.	33
4.3 Governmental Consents	33
4.4 Binding Obligations; Perfected Liens	34
4.5 Title to Assets; No Encumbrances	34
4.6 Jurisdiction of Organization; Location of Chief Executive Office and Tangible Assets; Organizational Identification Number; Commercial Tort Claims	34
4.7 Litigation	35
4.8 Compliance with Laws	35
4.9 No Material Adverse Change	35
4.10 Solvency	35
4.11 Employee Benefits	35

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4.12 Environmental Condition	35
4.13 Intellectual Property	36
4.14 Leases	36
4.15 Deposit Accounts and Securities Accounts	36
4.16 Complete Disclosure	36
4.17 Material Contracts	36
4.18 Patriot Act; etc	37
4.19 [Reserved]	37
4.20 Payment of Taxes	37
4.21 Margin Stock	37
4.22 Governmental Regulation	37
4.23 OFAC	37
4.24 Employee and Labor Matters	38
4.25 Eligible Accounts	38
4.26 Eligible Inventory	38
4.27 Locations of Inventory and Equipment	38
4.28 Inventory Records	38
4.29 Common Enterprise	38
4.30 Eligible Equipment	39
4.31 Eligible Real Property	39
4.32 Specified Equipment Lease Documents	39
5. AFFIRMATIVE COVENANTS.	39
5.1 Financial Statements, Reports, Certificates	39
5.2 Collateral Reporting	39
5.3 Existence	39
5.4 Maintenance of Properties	39
5.5 Taxes	39
5.6 Insurance	40
5.7 Inspection	40
5.8 Compliance with Laws	40
5.9 Environmental	40
5.10 Reserved	41
5.11 Formation of Subsidiaries	41
5.12 Further Assurances	42
5.13 Lender Meetings	42
5.14 Material Contracts	42
5.15 Location of Inventory and Equipment	42
6. NEGATIVE COVENANTS.	43
6.1 Indebtedness	43
6.2 Liens	43
6.3 Restrictions on Fundamental Changes.	43
6.4 Disposal of Assets	43
6.5 Change Name	44
6.6 Nature of Business	44
6.7 Certain Payments of Debt and Amendments	44
6.8 Change of Control	45
6.9 Restricted Payments	45
6.10 Accounting Methods	46
6.11 Investments; Controlled Investments	46

6.12 Transactions with Affiliates	46
6.13 Use of Proceeds	47
6.14 [Reserved]	47
6.15 Senior Note Indenture Secured Debt Cap	47
6.16 Specified Canadian Pension Plans	48
7. FINANCIAL COVENANTS.	48
8. EVENTS OF DEFAULT.	48
9. RIGHTS AND REMEDIES.	50
9.1 Rights and Remedies	50
9.2 Remedies Cumulative	50
9.3 Appointment of a Receiver	51
10. WAIVERS; INDEMNIFICATION.	51
10.1 Demand; Protest; etc	51
10.2 The Lender Group’s Liability for Collateral	51
10.3 Indemnification	51
11. NOTICES.	52
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	53
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	54
13.1 Assignments and Participations.	54
13.2 Successors	57
14. AMENDMENTS; WAIVERS.	58
14.1 Amendments and Waivers	58
14.2 Replacement of Certain Lenders.	59
14.3 No Waivers; Cumulative Remedies	60
15. AGENT; THE LENDER GROUP.	60
15.1 Appointment and Authorization of Agent	60
15.2 Delegation of Duties; Appointment of Subagents	61
15.3 Liability of Agent	61
15.4 Reliance by Agent	62
15.5 Notice of Default or Event of Default	62
15.6 Credit Decision	62
15.7 Costs and Expenses; Indemnification	63
15.8 Agent in Individual Capacity	63
15.9 Successor Agent	64
15.10 Lender in Individual Capacity	64

15.11 Collateral Matters.	65
15.12 Restrictions on Actions by Lenders; Sharing of Payments.	66
15.13 Agency for Perfection	66
15.14 Payments by Agent to the Lenders	67
15.15 Concerning the Collateral and Related Loan Documents	67
15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	67
15.17 Agent May File Proofs of Claim.	68
15.18 Several Obligations; No Liability	68
15.19 Appointment for the Province of Québec	69
16. WITHHOLDING TAXES.	70
16.1 No Setoff; Payments	70
16.2 Exemptions	70
16.3 Reductions	71
16.4 Refunds	72
17. GENERAL PROVISIONS.	72
17.1 Effectiveness	72
17.2 Section Headings	72
17.3 Interpretation	72
17.4 Severability of Provisions	72
17.5 Bank Product Providers	73
17.6 Debtor-Creditor Relationship	73
17.7 Counterparts; Electronic Execution	73
17.8 Revival and Reinstatement of Obligations	74
17.9 Confidentiality.	74
17.10 Lender Group Expenses	75
17.11 Survival	75
17.12 Patriot Act.	75
17.13 Integration	75
17.14 Administrative Borrower as Agent for Borrowers.	76
17.15 Currency Indemnity	76
17.16 Anti-Money Laundering Legislation.	77
17.17 Quebec Interpretation	77

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit L-2	Form of BA Rate Notice
Schedule A-1	Agent’s Account and Agent’s Canadian Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-2	Existing Letters of Credit
Schedule F-1	Freight Forwarders
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Holders
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.4(b)	UCC Filing Jurisdictions
Schedule 4.6(a)	Jurisdiction of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.6(e)	Location of Assets
Schedule 4.11	Benefit Plans

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Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.12(e)	Agreements with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of September  29, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Colt Defense LLC, a Delaware limited liability company (“Parent” or “US Borrower” as hereinafter further defined), Colt Canada Corporation, a Nova Scotia corporation (“Colt Canada” or “Canadian Borrower” as hereinafter further defined and, together with US Borrower, each individually a “Borrower” and collectively, “Borrowers”), and Colt Finance Corp., a Delaware corporation (“Guarantor” as hereinafter further defined).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof; provided, that, upon the adoption by Parent of IFRS as required by Parent’s independent certified public accountants or in the event of any change in GAAP after the date hereof that affects the covenants in Section 7 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the adoption by Parent of IFRS or the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Parent, Agent and the Required Lenders.  Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that does not include any qualification, explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent or Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  For purposes of calculations pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with the current treatment under GAAP as in effect on the Closing Date, notwithstanding any modification or interpretive changes thereto that may occur hereafter.

1.3 Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein and any terms used in this Agreement that are defined in the PPSA and pertaining to Collateral consisting of assets of the Canadian Loan Parties shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured if such Event of Default is capable of being cured.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, the Secured Obligations (as defined in the Security Agreement or the Canadian Security Agreement, as the case may be) or the Guarantied Obligations (as defined in the Guaranty) shall mean the repayment in full in cash or immediately available funds (or (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations under Hedge Agreements provided by Hedge Providers) other than (i) unasserted indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are not due and payable, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized.   Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise or Agent otherwise determines, amounts expressed in US Dollars at any time when used with respect to Foreign Subsidiaries or similar matters shall be deemed to mean the US Dollar Equivalent of such amounts at such time.

1.5 Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each US Lender with a US Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“US Advances”) to US Borrowers which in the aggregate any time outstanding shall not to exceed the lesser of:

(i) such US Lender’s Revolver Commitment, or

(ii) such US Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum US Revolver Amount less (2) the sum of the US Letter of Credit Usage at such time, plus the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the US Borrowing Base at such time less (2) the sum of the US Letter of Credit Usage at such time, plus the principal amount of Swing Loans outstanding at such time.

Each US Advance shall be a US Dollar Denominated Loan, and shall be either a Base Rate Loan or a LIBOR Rate Loan.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Canadian Lender with a Canadian Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Canadian Advances”) to Canadian Borrowers which in the aggregate any time outstanding shall not to exceed the lesser of:

(i) such Canadian Lender’s Canadian Revolver Commitment, or

(ii) such Canadian Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Canadian Revolver Amount less (2) the Canadian Letter of Credit Usage at such time, and

(B) the amount equal to (1) the Canadian Borrowing Base at such time less (2) the Canadian Letter of Credit Usage at such time.

Each Canadian Advance shall be either a US Dollar Denominated Loan (which shall be either a Base Rate Loan or a LIBOR Rate Loan) or a Canadian Dollar Denominated Loan (which shall be either a Base Rate Loan or a BA Rate Loan).

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in its Permitted Discretion, to establish, increase, reduce, eliminate, or otherwise adjust reserves (without duplication) from time to time against the US Borrowing Base or the Canadian Borrowing Base in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount and the amount of the Dilution Reserve, (ii) reserves with respect to (A) sums that

Parent or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Priority Payables or Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes that may be pari passu or given priority under applicable law) in and to such item of the Collateral, (iii) reserves to reflect that the net orderly liquidation value of the Equipment or fair market value of any of the Real Property as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the then outstanding amount of Canadian Fixed Asset Availability or US Equipment Availability is greater than such percentage with respect to such appraised values as Agent used in establishing the original principal amount of the Canadian Fixed Asset Availability or US Equipment Availability multiplied by such appraised values, and (iv) reserves up to the aggregate unpaid amount of all obligations owing by Parent under the Specified Equipment Lease Documents.  To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Equipment, Eligible Real Property or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a reserve to address the same event, condition or matter.  The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion and to the extent that such reserve is in respect of amounts that may be payable to third parties Agent may, at its option (without duplication), deduct such reserve from the Maximum US Revolver Amount or the Maximum Canadian Revolver Amount.

2.2  [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Requests for Revolving Borrowing.  To request an Advance or Swing Loan, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall notify Agent of such request by telephone (a) in the case of a LIBOR Rate Loan or a BA Rate Loan, not later than 11:00 a.m., New York time, three (3) Business Days before the date of the proposed LIBOR Rate Loan or a BA Rate Loan or (b) in the case of a Base Rate Loan (including a Swing Loan), not later than 11:00 a.m. on the same Business Day as the date of the proposed Base Rate Loan.  Each such telephonic request shall be irrevocable and to the extent required by Agent, shall be confirmed promptly by hand delivery or facsimile to Agent of a written request in a form approved by Agent and signed by or on behalf of Borrowers.  Each such telephonic and written request shall specify the following information:

(i)           the Borrower requesting such Advance or Swing Loan;

(ii)           whether such Loan is an Advance or Swing Loan;

(iii)           the aggregate amount of such Advance or Swing Loan;

(iv)           the date of such Advance or Swing Loan, which shall be a Business Day;

(v)           whether such Advance or Swing Loan is to be a Base Rate Loan, a BA Rate Loan or a LIBOR Rate Loan;

(vi)           in the case of a LIBOR Rate Loan or a BA Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)           in the case of each Canadian Advance, whether such Canadian Advance is to be a US Dollar Denominated Loan or a Canadian Dollar Denominated Loan.

If no election as to whether an Advance is to be a BA Rate Loan or LIBOR Rate Loan is specified in the applicable request, then the requested Advance shall be a Base Rate Loan.  If no Interest Period is specified with respect to any request for a LIBOR Rate Loan or a BA Rate Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a request for an Advance in accordance with this Section, Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Advance to be made as part of the request.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

(b) Making of Swing Loans.  Subject to the terms and conditions contained herein, the Swing Lender agrees that it will make a US Advance (any such US Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan”) to US Borrowers from time to time in amounts requested by any US Borrower (or Administrative Borrower on behalf of US Borrowers) up to the aggregate amount outstanding equal to the Swing Loan Limit, provided, that, after giving effect to any such Swing Loan, the aggregate principal amount of the US Advances, Swing Loans and US Letter of Credit Usage outstanding at any time shall not exceed the lesser of the US Borrowing Base at such time or Maximum US Revolver Amount at such time.  Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the US Lenders is a Defaulting Lender.  Each Swing Loan shall be deemed to be a US Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute US Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  Upon the making of a Swing Loan, without further action by any party hereto, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Loan.  To the extent that there is no Settlement in accordance with Section 2.3(c) hereof, the applicable Swing Line Lender may at any time, require the applicable US Lenders to fund their participations.  From and after the date, if any, on which any US Lender has funded its participation in any Swing Loan, Agent shall promptly distribute to such US Lender, not less than weekly, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Loan.

(c) Making of Advances.

(i) Promptly after receipt of a request for a Borrowing of an Advance pursuant to Section 2.3(a), Agent shall notify the applicable Lenders by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each applicable Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account or Agent’s Canadian Account, as applicable, not later than 2:00 p.m. (New York time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances from the applicable Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make any Advance if it has knowledge that, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, such Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”), at any time (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 are not satisfied.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than ten (10%)

percent of the US Borrowing Base, (B) after giving effect to such Advances, the outstanding US Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum US Revolver Amount, (C) after giving effect to such Advances, the outstanding Canadian Revolver Usage does not exceed the Canadian Borrowing Base by more than ten (10%) percent of the Canadian Borrowing Base, and (D) after giving effect to such Advances, the outstanding Canadian Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Canadian Revolver Amount.  In any event: (x) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before intentional Overadvances are made.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4.  Each Lender with a US Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent to US Borrowers reported to such Lender, any intentional Overadvances to US Borrowers made as permitted under this Section 2.3(d)(ii), and any Overadvances to US Borrowers resulting from the charging to the US Loan Account of interest, fees, or Lender Group Expenses.  Each Lender with a Canadian Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent to Canadian Borrowers reported to such Lender, any intentional Overadvances to Canadian Borrowers made as permitted under this Section 2.3(d)(ii), and any Overadvances to Canadian Borrowers resulting from the charging to the Canadian Loan Account of interest, fees, or Lender Group Expenses.

(iii) Any Protective Advance or Overadvance to Canadian Borrowers may be made by Agent or by the Canadian Lender which is an Affiliate of Agent.  Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be a LIBOR Rate Loan or BA Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent (or the Canadian Lender which made such Protective Advance) solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, be secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Overadvance or Protective Advance may be made by Agent if such Advance would cause (A) the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount; (B) the US Revolver Usage to exceed the Maximum US Revolver Amount or (C)  the Canadian Revolver Usage to exceed the Maximum Canadian Revolver Amount.

(e) Settlement.  It is agreed that each US Lender’s funded portion of the US Advances is intended by the US Lenders to equal, at all times, such US Lender’s Pro Rata Share of the outstanding US Advances.  It is agreed that each Canadian Lender’s funded portion of the Canadian Advances is intended by the Canadian Lenders to equal, at all times, such Canadian Lender’s Pro Rata Share of the outstanding

Canadian Advances.    Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances (including Swing Loans, Overadvances and Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances or Overadvances, and (3) with respect to the Loan Parties’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, (including Swing Loans, Overadvances and Protective Advances) for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans, Overadvances and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances and Protective Advances), and (z) if the amount of the Advances (including Swing Loans, Overadvances and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent’s Account or Agent’s Canadian Account, as applicable, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances or Protective Advances and, together with the portion of such Swing Loans, Overadvances or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender or the Canadian Lender that is an Affiliate of Agent, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances, Overadvances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances, Overadvances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of Loan Parties received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Advances other than Swing Loans, Overadvances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to act in accordance with Section 2.3(g).

(f) Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Agent shall not be obligated to transfer to a Defaulting Lender that is a US Lender any payments made by any Borrower to Agent for such Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to such Defaulting Lender, and, in the absence of such transfer to such Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by such Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by such Defaulting Lender, (C) third, to each non-Defaulting Lender that is a US Lender ratably in accordance with their US Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a US Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of US Borrowers upon the request of Administrative Borrower (subject to the satisfaction of the conditions set forth in Section 3.2 as if such Defaulting Lender had made its portion of US Advances (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with clause (M) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to US Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Agent shall not be obligated to transfer to a Defaulting Lender that is a Canadian Lender any payments made by any Borrower to Agent for such Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to such Defaulting Lender, and, in the absence of such transfer to such Defaulting Lender, Agent shall transfer any such payments (A) first, to the Issuing Lender, to the extent of the portion of a Canadian Letter of Credit Disbursement that was required to be, but was not, paid by such Defaulting Lender, (B) second, to each non-Defaulting Lender that is a Canadian Lender ratably in accordance with their Canadian Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Canadian Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (C) third, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Canadian Borrowers upon the request of Administrative Borrower (subject to the satisfaction of the conditions set forth in Section 3.2 as if such Defaulting Lender had made its portion of Canadian Advances (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Canadian Obligations have been paid in full, to such Defaulting Lender in accordance with clause (J) of Section 2.4(b)(iii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that, the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, Issuing Lender and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Lender or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that, any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h) Independent Obligations.  All Advances (other than Swing Loans, Overadvances and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account or Agent’s Canadian Account, as applicable, for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (New York time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii) All payments in respect of the Canadian Obligations of Canadian Loan Parties shall be applied first to Canadian Obligations denominated in the same currency as the payments received and second to the Canadian Obligations denominated in the other currency; provided, that, Agent may, at its option (but is not obligated to), convert such currency received to the currency in which the Canadian Obligations are denominated at the exchange rate calculated by Agent in good faith on such date and  Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by such Agent).

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) entitled to such payments and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law (subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e)).

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Obligations (other than Canadian Obligations) and all proceeds of Collateral (other than Canadian Collateral) received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances made for the account of Canadian Borrowers until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances and Canadian Advances) until paid in full,

(J) tenth, ratably (i) to Agent, for the account of Agent and Lenders, to pay the principal of all Advances (other than Canadian Advances) until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the US Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such US Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with clause (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations of US Loan Parties, but (unless Agent otherwise determines in its sole discretion) only to the extent of the Bank Product Reserve Amount then in effect with respect to such Bank Product Obligations,

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders or Bank Product Obligations,

(L) twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with clause (A) hereof),

(M) thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(N) fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Canadian Obligations and all proceeds of Canadian Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances made for the account of Canadian Borrowers until paid in full,

(D) fourth, to pay the principal of all Protective Advances made for the account of Canadian Borrowers until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Canadian Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees then due to any of the Canadian Lenders under the Loan Documents until paid in full,

(G) seventh, ratably, to pay interest accrued in respect of the Canadian Advances (other than Protective Advances) until paid in full,

(H) eighth, ratably (i) to Agent, for the account of Agent and Canadian Lenders, to pay the principal of all Canadian Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Canadian Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Canadian Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Canadian Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Canadian Letter of Credit Disbursement as and when such disbursement occurs and, if a Canadian Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Canadian Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with clause (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations of Canadian Loan Parties, but (unless Agent otherwise determines in its sole discretion) only to the extent of the Bank Product Reserve Amount then in effect with respect to such Bank Product Obligations,

(I) ninth, to pay any other Canadian Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral

 (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with clause (A) hereof),

(J) tenth, ratably to pay any Canadian Obligations owed to Defaulting Lenders, and

(K) eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(ii) or (iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(viii) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, (i) no Canadian Loan Party shall be liable for any US Obligations, (ii) no security interest granted by any Canadian Loan Party under any of the Loan Documents shall secure any US Obligations, (iii) no amounts payable on account of the Canadian Obligations shall be payable to Agent’s Account, and (iv) no US Obligations shall be charged to the Canadian Loan Account.

(c) Reduction of Commitments.

(i) Revolver Commitments.  The US Revolver Commitments and the Canadian Revolver Commitments shall terminate on the Maturity Date.  Borrowers may reduce the US Revolver Commitments to an amount not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the principal amount of all US Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all US Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a).  Borrowers may reduce the Canadian Revolver Commitments to an amount not less than the sum of (A) the Canadian Revolver Usage as of such date, plus (B) the principal amount of all Canadian Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Canadian Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a).  Notwithstanding anything to the contrary contained in this Section 2.4(c)(i), Borrower may not reduce the US Revolver Commitments to an aggregate amount less than $30,000,000.  Each such reduction shall be in an amount which is not less than $5,000,000 unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, which notice shall specify whether such reduction is in respect of the US Revolver Commitments or the Canadian Revolver Commitments and shall be irrevocable.  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(ii) [Reserved].

(d) Optional Prepayments.

(i) Advances.  Borrowers may prepay the principal of any Advance at any time in whole or in part.

(ii) [Reserved]

(e) Mandatory Prepayments.

(i) Borrowing Base.  If, at any time, the US Revolver Usage on such date exceeds the lesser of the US Borrowing Base or the Maximum US Revolver Amount, or the Canadian Revolver Usage on such date exceeds the lesser of the Canadian Borrowing Base or the Maximum Canadian Revolver Amount (any such excess being referred to as the “Overadvance”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to any such excess, as applicable, except as otherwise provided in Section 2.3(d).  Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, Administrative Borrower and the other Borrowers shall not request, and Agent and Lenders shall not be required to make or provide, Advances or Letters of Credit, at any time that there exists an Overadvance (but without limiting the obligations of Lenders to have participations or to settle in respect of Overadvances or Protective Advances permitted hereunder).

(ii) [Reserved]

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Advances or Canadian Advances, as applicable, until paid in full, and second, to cash collateralize the US Letters of Credit or Canadian Letters of Credit, as applicable, in an amount equal to 105% of the then outstanding US Letter of Credit Usage or Canadian Letter of Credit Usage, as applicable, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) or (iii).

(ii) [Reserved]

2.5 [Reserved.]

2.6 Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a) Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans,

(ii) if the relevant Obligation is a BA Rate Loan, at a rate per annum equal to the BA Rate plus the Applicable Margin for BA Rate Loans,

(iii) if the relevant Obligation is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin for the Base Rate Loans, and

(iv) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment) a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to (i) in the case of Canadian Letters of Credit, the Applicable Margin for BA Rate Loans times the Daily Balance of the undrawn amount of all Canadian Letters of Credit, and (ii) in the case of US Letters of credit, the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding US Letters of Credit.

(c) Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders (or Agent at the direction of, with the consent of, the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall, upon 2 Business Days’ prior written notice by Agent to Administrative Borrower, bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall, upon two (2) Business Days’ prior written notice by Agent to Administrative Borrower, be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment.  All other interest, and all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding, except as otherwise provided herein.  Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, fees, costs, expenses and other amounts payable hereunder or under any of the other Loan Documents when due and payable to the Loan Account. Any interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document that are charged to (i) the US Loan Account shall thereupon constitute US Advances hereunder and shall initially accrue interest at the rate then applicable to US Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement) or (ii) the Canadian Loan Account shall thereupon constitute Canadian Advances hereunder and shall initially accrue interest at the rate applicable to

Canadian Advances that are Base Rate Loans (unless and until converted into BA Rate Loans with respect to Canadian Advances denominated in Canadian Dollars, or LIBOR Rate Loans with respect to Canadian Advances denominated in US Dollars, in each case, in accordance with the terms of this Agreement).

(e) Computation.  Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for BA Rate Loans and Base Rate Loans denominated in Canadian Dollars which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.  For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 days) and divided by the number of days in the shorter period (360 days, in the example).

(f) Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments; Clearance Charge.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or Agent’s Canadian Account, as applicable, or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:00 p.m. (New York time).  If any payment item is received into Agent’s Account or Agent’s Canadian Account, as applicable, on a non-Business Day or after 1:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of US Borrowers (the “US Loan Account”) on which US Borrowers will be charged with all US Advances (including Protective Advances, Overadvances and Swing Loans) made by Agent, Swing Lender, or the Lenders to US Borrowers or for US Borrowers’ account, the US Letters of Credit issued or arranged by Issuing Lender for US Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents owing by US Loan Parties, including, accrued interest, fees and expenses, and Lender Group Expenses.  Agent shall maintain an account on its books in the name of Canadian Borrowers (the “Canadian Loan Account”) on which Canadian Borrowers will be charged with all Canadian Advances (including Protective Advances and Overadvances) made by Agent or the Lenders to Canadian Borrowers or for Canadian Borrowers’ account, the Canadian Letters of Credit issued or arranged by Issuing Lender for Canadian Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents owing by Canadian Loan Parties, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the US Loan Account will be credited with all payments received by Agent from US Borrowers or for any US Borrower’s account, and the Canadian Loan Account shall be credited with all payments received by Agent from Canadian Borrowers or for any Canadian Borrower’s account.  Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees.

(a) Agent Fees.  Borrowers shall pay to Agent for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee.  US Borrowers shall pay to Agent, for the account of Lenders with US Revolver Commitments, a quarterly unused line fee payable in arrears on the first day of each calendar quarter from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, in an amount equal to, commencing on the Closing Date and ending on March 31, 2012, one-half of one (0.50%) percent per annum times the result of  the aggregate amount of the US Revolver Commitments, less  the average Daily Balance of the US Revolver Usage (other than Swing Loans) during the immediately preceding calendar quarter (or portion thereof), which rate shall be adjusted thereafter as of the first day of every calendar quarter to an amount equal to (A) one half of one (0.50%) percent per annum if the average Daily Balance of the US Revolver Usage during the immediately preceding calendar quarter was less than fifty (50%) percent of the Maximum US Revolver Amount and (ii) three hundred and seventy-five one-thousandths of one (0.375%) percent per annum if the average Daily Balance of the US Revolver Usage during the immediately preceding calendar quarter was equal to or greater than fifty (50%) percent of the Maximum US Revolver Amount.  Canadian Borrowers shall pay to Agent, for the account of Lenders with Canadian Revolver Commitments, a quarterly unused line fee payable in arrears on the first day of each calendar quarter from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, in an amount equal to, commencing on the Closing Date and ending on March 31, 2012, one-half of one (0.50%) percent per annum times the result of  the aggregate amount of the Canadian Revolver Commitments, less  the average Daily Balance of the Canadian Revolver Usage during the immediately preceding calendar quarter (or portion thereof), which rate shall be adjusted thereafter as of the first day of every calendar quarter to an amount equal to (A) one half of one (0.50%) percent per annum if the average Daily Balance of the Canadian Revolver Usage during the immediately preceding calendar quarter was less than fifty (50%) percent of the Maximum Canadian Revolver Amount and (ii) three hundred and seventy-five one-thousandths of one (0.375%) percent per annum if the average Daily Balance of the Canadian Revolver Usage during the immediately preceding calendar quarter was equal to or greater than fifty (50%) percent of the Maximum Canadian Revolver Amount.

(c) Early Termination Fee.  If for any reason this Agreement is terminated on or prior to the first anniversary of the Closing Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrowers shall pay to Agent, for the ratable account of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to one (1%) percent of the Maximum Revolver Amount.  Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and each Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lenders hereunder).  In addition, Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 8.4 or 8.5, even if Agent or Lenders do not exercise their right to terminate this Agreement, but elects to provide financing to Borrowers or permit the use of cash collateral under the Bankruptcy Code or other bankruptcy laws.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit and whether such Letter of Credit shall be a US Letter of Credit or a Canadian Letter of Credit, (ii) in the case of a Canadian Letter of Credit, whether such Canadian Letter of Credit shall be denominated in US Dollars or Canadian Dollars, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the proposed expiration date of such Letter of Credit, (v) the name and address of the beneficiary of the Letter of Credit, and (vi) such other information (including, the conditions of drawing, and in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Each US Letter of Credit shall be denominated in US Dollars.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of a Loan Party (a) in respect of a lease of Real Property or an employment contract, (i) in the case of a Letter of Credit in connection with such a lease, with a face amount in excess of the amount equal to (x) the amount of rent under such lease, without acceleration, for the greater of one year or fifteen (15%) percent, not to exceed three (3) years, of the remaining term of such lease minus (y) the amount of any cash or other collateral to secure the obligations of a Loan Party in respect of such lease and (ii) in the case of a Letter of Credit in connection with an employment contract, with a face amount in excess of the compensation provided by such contract, without acceleration, for a one year period, or (b) at any time that one or more of the Lenders is a Defaulting Lender.

(b) The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed the US Borrowing Base less the outstanding amount of US Advances (including Swing Loans), or

(ii) the sum of the US Letter of Credit Usage plus the Canadian Letter of Credit Usage would exceed $20,000,000,

(iii) the US Letter of Credit Usage would exceed the Maximum US Revolver Amount less the outstanding amount of US Advances (including Swing Loans),

(iv) the Canadian Letter of Credit Usage would exceed the Canadian Borrowing Base less the outstanding amount of Canadian Advances, or

(v) the Canadian Letter of Credit Usage would exceed the Canadian Maximum Revolver Amount less the outstanding amount of Canadian Advances.

(c) Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters (if any) of Credit shall constitute US Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of US Borrowers on the Closing Date.  Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender.  If Issuing Lender makes a payment under a US Letter of Credit or an Underlying Issuer makes a payment under a US Underlying Letter of Credit, US Borrowers shall pay to Agent an amount equal to the applicable US Letter of Credit Disbursement on the date such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Advance hereunder and, initially, shall bear interest at the rate then applicable to US Advances that are Base Rate Loans.  If Issuing Lender makes a payment under a Canadian Letter of Credit or an Underlying Issuer makes a payment under a Canadian Underlying Letter of Credit, Canadian Borrowers shall pay to Agent an amount equal to the applicable Canadian Letter of Credit Disbursement on the date such Canadian Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Canadian Letter of Credit Disbursement immediately and automatically shall be deemed to be a Canadian Advance hereunder and, initially, shall bear interest at the rate then applicable to Canadian Advances that are Base Rate Loans with respect to Canadian Letter of Credit Disbursements made in US Dollars, or BA Rate Loans with respect to Canadian Letter of Credit Disbursements made in Canadian Dollars.  If a Letter of Credit Disbursement is deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(d) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a US Revolver Commitment agrees to fund its Pro Rata Share of any US Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a US Letter of Credit or a Reimbursement Undertaking related thereto (or an amendment, renewal or extension of a US Letter of Credit or a Reimbursement Undertaking related thereto) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a US Revolver Commitment, and each Lender with a US Revolver Commitment shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking related thereto, in an amount equal to its Pro Rata Share of such US Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable US Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a US Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice or counsel to refund) to US Borrowers for any reason.  Promptly following receipt of a notice of a Canadian Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Canadian Revolver Commitment agrees to fund its Pro Rata Share of any Canadian Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Canadian Letter of Credit or a Reimbursement Undertaking related thereto (or an amendment, renewal or extension of a Letter of Credit or a Reimbursement Undertaking related thereto) and without any further action on the part of the Issuing Lender or the Lenders with Canadian Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Canadian Revolver Commitment, and each Lender with a Canadian Revolver Commitment shall be deemed to have purchased, a participation in each Canadian Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking related thereto, in an amount equal to its Pro Rata Share of such Canadian Letter of Credit or Reimbursement Undertaking related thereto, and each such Canadian Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Canadian Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Canadian Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Canadian Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Canadian Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice or counsel to refund) to Canadian Borrowers for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(e) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys fees and expenses of one US counsel to Agent, one Canadian counsel to Agent, one regulatory counsel to Agent and one local counsel in each appropriate jurisdiction selected by Agent and, if an Event of Default has occurred and is continuing, one additional counsel to the Lenders (taken as a whole), in each case for Issuing Lender and the Lender Group or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that, (i) no Borrower shall be obligated hereunder to indemnify the Lender Group or any Underlying Issuer for any loss, cost, expense, or liability that results from the bad faith, gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (and (ii) Canadian Borrowers shall not be obligated to indemnify for any such loss, cost, expense or liability arising under or in connection with a US Letter of Credit.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking, and each Borrower agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys fees and expenses of one US Counsel to Agent, one Canadian counsel to Agent, one regulatory counsel to Agent and one local counsel in each appropriate jurisdiction selected by Agent and, if an Event of Default has occurred and is continuing, one additional counsel to the Lenders (taken as a whole)), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, that, (i) no Borrower shall be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the bad faith, gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (and (ii) Canadian Borrowers shall not be obligated to indemnify for any such loss, cost, expense or liability arising under or in connection with a US Letter of Credit.  Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(f) The obligation of Borrowers to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or another Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrowers or any of their Subsidiaries, or

(vi) any Event of Default shall have occurred and be continuing.

(g) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(h) Borrowers shall pay to the Issuing Lender, for its own account, a fronting fee equal to 0.125% per annum, which fee shall be paid monthly in arrears on the first day of each month.  Each Borrower acknowledges and agrees that any and all issuance charges, usage charges, amendment, extension, renewal and drawing changes, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall promptly upon demand, but in any event, within 3 Business Days, be reimbursed by Borrowers to Agent for the account of the Issuing Lender.

(i) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that, (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof and (C) the Canadian Borrower shall not be obligated to reimburse the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for any cost or amount pursuant to this Section 2.11(i) arising from the Obligations of the US Borrowers.  The determination by Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on each Borrower.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto, except to the extent the failure to so prepay resulted from the failure of a Defaulting Lender to make an Advance in accordance with the terms of the Agreement (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses; provided, that, the Canadian Borrower shall not be obligated to reimburse any such Funding Losses arising from any LIBOR Rate Loan made to a US Borrower.

(iii) Borrowers shall have not more than six (6) LIBOR Rate Loans and/or BA Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $500,000.

(c) Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of proceeds of Loan Parties’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining funding for any LIBOR Rate Loans or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) For purposes of this Section 2.12(d) and Section 2.15(d), the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(e) No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, (A) no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefore and (B) if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  For purposes of this Section 2.13(a), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision (of any successor or similar authority), the Bank for International Settlements and (in each case) all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) The Canadian Borrower shall not be obligated to reimburse any amounts under this Section 2.13 arising from Obligations of the US Borrowers.

2.14 Joint and Several Liability of Borrowers.

(a) Each US Borrower is accepting joint and several liability for the Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.  Each Canadian Borrower is accepting joint and several liability for the Canadian Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Canadian Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.  Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Canadian Borrowers, with respect to the payment and performance of all of the Canadian Obligations (including any Canadian Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.

(c) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.  If and to the extent that any Canadian Borrower shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation until such time as all of the Canadian Obligations are paid in full.

(d) The obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any bankruptcy, insolvency, winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, arrangement or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15 BA Rate Option.

(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Canadian Borrowers shall have the option, subject to Section 2.15(b) below (the “BA Rate Option”) to have interest on all or a portion of the Canadian Advances to be made in Canadian Dollars be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a BA Rate Loan, or upon continuation of a BA Rate Loan as a BA Rate Loan) at a rate of interest based upon the BA Rate.  Interest on BA Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations become due and payable pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Canadian Borrowers properly have exercised the BA Rate Option with respect thereto, the interest rate applicable to such BA Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans in Canadian Dollars.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Canadian Advances made in Canadian Dollars bear interest at a rate based upon the BA Rate.

(b) BA Rate Election.

(i) Canadian Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Canadian Borrowers to exercise the BA Rate Option during the continuance of such Event of Default, elect to exercise the BA Rate Option by notifying Agent prior to 11:00 a.m., at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “BA Rate Deadline”).  Notice of Canadian Borrowers’ election of the BA Rate Option for a portion of the Advances to be made in Canadian Dollars and an Interest Period pursuant to this Section 2.15(b) shall be made by delivery to Agent of a BA Rate Notice received by Agent before the BA Rate Deadline, or by telephonic notice received by Agent before the BA Rate Deadline (to be confirmed by delivery to Agent of a BA Rate Notice received by Agent prior to 5:00 p.m., on the same day).  Promptly upon its receipt of each such BA Rate Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each BA Rate Notice shall be irrevocable and binding on Borrowers.  In connection with each BA Rate Loan, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any BA Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any BA Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any BA Rate Loan on the date specified in any BA Rate Notice delivered pursuant hereto except to the extent the failure to so prepay resulted from the failure of a Defaulting Lender to make an Advance in accordance with the terms of the Agreement (such losses, costs, or expenses, “BA Funding Losses”).  A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.15 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate.  If a payment of a BA Rate Loan on a day other than the last day of the applicable Interest Period would result in a BA Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable BA Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any BA Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting BA Funding Losses.

(iii) Borrowers shall have not more than six (6) BA Rate Loans and/or LIBOR Rate Loans in effect at any given time.  Borrowers may only exercise the BA Rate Option for proposed BA Rate Loans of at least C$500,000.

(c) Conversion.  Borrowers may convert Base Rate Loans in Canadian Dollars to BA Rate Loans at any time by exercising the BA Rate Option.  Borrowers may convert BA Rate Loans to Base Rate Loans at any time; provided, however, that in the event that BA Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall, jointly and severally indemnify, defend, and hold Agent and the Lenders harmless against any and all BA Funding Losses in accordance with Section 2.15(b)(ii).

(d) Special Provisions Applicable to BA Rate.

(i) The BA Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any funding for BA Rate Loans or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the BA Rate.  In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such BA Rate and the method for determining the amount of such adjustment, or (B) repay the BA Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.15(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain BA Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the BA Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any BA Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such BA Rate Loans, and interest upon the BA Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the BA Rate Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to issue bills of exchange or depository notes for acceptances to fund or otherwise match fund any Obligation as to which interest accrues at the BA Rate.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of each of the conditions precedent set forth on Schedule 3.1.

3.2 Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) the outstanding principal amount of Advances and Swing Loans plus the Letter of Credit Usage shall not exceed the Availability, both before and immediately after giving effect to such extension of credit.

3.3 Maturity.  This Agreement shall continue in full force and effect for a term ending on September 28, 2016 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and upon notice by Agent to Administrative Borrower or any other Loan Party upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent and Loan Parties shall execute and deliver to Agent a release of Agent and Lenders in form and substance reasonably satisfactory to Agent.

3.5 Early Termination by Borrowers.  Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority has not had or could not reasonably be expected to have a Material Adverse Change, and (iv) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) are the authorized Equity Interests of each Loan Party (other than Parent) and each direct Subsidiary of such Loan Party, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case, as of the Closing Date. Other than as described on Schedule 4.1(b), as of the Closing Date there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or Subsidiary’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  None of the Borrowers or any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Equity Interests or any security convertible into or exchangeable for any of its Equity Interests

(c) All of the outstanding Equity Interests of each Subsidiary of a Loan Party has been validly issued and is fully paid and, except with respect to the shares of Colt Canada, non-assessable.

(d) Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Equity Interests or any security convertible into or exchangeable for any such Equity Interests.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, provincial, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, where such violation has or could reasonably be expected to have a Material Adverse Change, (ii) violate any provisions of the Governing Documents of any Loan Party or its Subsidiaries, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default has or could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any holders of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.

4.3 Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date where the failure to obtain the foregoing has or could reasonably be expected to have a Material Adverse Change.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created Liens.  Agent’s Liens will be perfected, first priority Liens, subject as to priority only to the Permitted Liens that have priority by operation of law, upon (i) in the case of all Collateral in which a security interests may be perfected by filing a financing statements under the Code, the filing of the UCC financing statement naming such Borrower or Guarantor as “debtor” and Agent as “secured party” in the filing offices set forth opposite such Borrower’s or Guarantor’s name on Schedule 4.4(b), (ii) with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, the execution of a Control Agreement, (iii) in the case of U.S. copyrights, trademarks and patents to the extent that UCC financing statements may be insufficient to establish the rights of a secured party as to certain parties, the recording of the appropriate filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations (as defined in the Code), the execution by the issuer or any nominated person of an agreement granting control to Agent over such letter-of-credit rights, and (v) in the case of electronic chattel paper, the completion of steps necessary to grant control to Agent over such electronic chattel paper.

4.5 Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good and marketable title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets or property necessary to conduct its business or used in the ordinary course of business.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office and Tangible Assets; Organizational Identification Number; Commercial Tort Claims.

(a) The name (within the meaning of the Code or PPSA, as applicable) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive offices of each Loan Party and each of its Subsidiaries are located at the addresses indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $250,000 or more in any one case or $500,000 or more in the aggregate, except as set forth on Schedule 4.6(d).

4.7 Litigation.  There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

4.8 Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9 No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since April 3, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10 Solvency.  Each Loan Party is Solvent.

4.11 Employee Benefits.  As of the Closing Date, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan, except as set forth on Schedule 4.11.  As of the Closing Date, no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (a) Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could cause the loss of such registered status, (b) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefore have been performed on a timely basis, and (c) all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.

4.12 Environmental Condition.  Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice, or has knowledge, that any Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or has incurred any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13 Intellectual Property.  Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, copyrights and patents as to which any Loan Party is the owner; provided, that, any Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than forty-five (45) days after the end of the fiscal quarter in which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date.

4.14 Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default beyond any applicable cure period by the applicable Loan Party or its Subsidiaries exists under any of them where such default has or could reasonably be expected to have a Material Adverse Change.

4.15 Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement or the Canadian Security Agreement, as the case may be from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on June 30, 2011 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17 Material Contracts.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18 Patriot Act; etc.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), and  (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 [Reserved].

4.20 Payment of Taxes.  All tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all governmental assessments, fees and other charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (a) to the extent the validity of such Taxes shall be the subject of a Permitted Protest or (b) for failures which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21 Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22 Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 Employee and Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, there is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries, (c) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries, or (d) any liability or obligation incurred by Parent or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25 Eligible Accounts.  As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.26 Eligible Inventory.  As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.27 Locations of Inventory and Equipment.  The Inventory and Equipment (other than vehicles or Equipment out for repair or Inventory or Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $250,000) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.6(e).

4.28 Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.29 Common Enterprise.  Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others.  Certain Borrowers and Guarantors render services to or for the benefit of certain of the other Borrowers and/or Guarantors, as the case may be, and purchase or sell and supply goods to or from or for the benefit of certain of the others.  Certain of Borrowers and Guarantors have the same chief executive office, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

4.30 Eligible Equipment.  As to each item of Equipment that is identified by any Borrower as Eligible Equipment in a Borrowing Base Certificate submitted to Agent, such Equipment is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Equipment.

4.31 Eligible Real Property.  As to each parcel of Real Property that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Real Property is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Real Property.

4.32 Specified Equipment Lease Documents.  As of the date hereof, (a) Administrative Borrower has delivered to Agent true, correct and complete copies of all material Specified Equipment Lease Documents and (b) the aggregate unpaid amount of all obligations owing by Parent under the Specified Equipment Lease Documents equals $1,672,028.

5.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates.  Loan Parties shall deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.  In addition, Parent agrees that it shall not change its fiscal year.  In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP.  Each Loan Party shall also maintain its billing systems/practices (including with respect to reporting of sales, claims, returns and allowances with respect to its sales) substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2 Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and establish a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3 Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business where (in the case of this clause (b) the failure to do so has or could reasonably be expected to have a Material Adverse Change; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.4 Maintenance of Properties.  Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, except for ordinary wear, tear, and casualty and Permitted Dispositions (and where the failure to do so has or could reasonably be expected to have a Material Adverse Change).

5.5 Taxes.  Cause all Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full when due (taking into account any valid and effective extension), except (a) to the extent that the validity of such Tax shall be the subject of a Permitted Protest or (b) for failures which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.6 Insurance.  At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering liabilities, losses or damage as customarily are insured against by other Persons engaged in the same or similar businesses.  All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located.  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance shall, promptly upon the request of Agent, be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (or 10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower fails to maintain such insurance while an Event of Default exists, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance.

5.7 Inspection.  Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times (during normal business hours) and intervals as Agent may designate and, so long as no Default or Event of Default exists and is continuing, with reasonable prior notice to Administrative Borrower all at such times and intervals as  Agent may request, all at Borrower’s expense; provided, that, (a) as to field examinations, (i) no more than four (4) field examination in any 12 month period shall be at the expense of Borrowers unless an Event of Default exists or has occurred and is continuing, and (ii) such other field examinations as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing shall be at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders and (b) as to appraisals, (i) unless an Event of Default exists or has occurred and is continuing, no more than one (1) appraisal of each type of Collateral in any twelve (12) month period shall be at the expense of Borrowers, and (iii) such other appraisals as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing shall be at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders.

5.8 Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9 Environmental.

(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws,

(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, with applicable Environmental Law, except where the failure to do so has not had an could not reasonably be expected to have a Material Adverse Effect, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority pursuant to any Environmental Law.

5.10 Reserved.

5.11 Formation of Subsidiaries.  At any time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct Subsidiary (other than a subsidiary organized or incorporated under the laws of a jurisdiction other than the United States of America, a state thereof, the District of Columbia, a Province of Canada or Canada) after the Closing Date, such Loan Party shall (a) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement or the Canadian Security Agreement, as the case may be, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, the Guaranty, the Security Agreement, the Canadian Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent that is a CFC (other than a CFC organized or incorporated under the laws of Canada or a province thereof) or if the costs to the Loan Parties of providing such Guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement or the Canadian Security Agreement, as the case may be) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided, that, (i) only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC organized or incorporated under the laws of a jurisdiction outside the United States or Canada) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary) and (ii) no other pledge shall be required if the costs to the Loan Parties of providing such other pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the security afforded thereby, and (c) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation reasonably requested by Agent (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage); provided, further, that, notwithstanding anything to the contrary in this Section 5.11, (i) no Canadian Loan Party shall be liable for any US Obligations, (ii) no security interest granted by any

Canadian Loan Party under any of the Loan Documents shall secure any US Obligations, (iii) no amounts payable on account of the Canadian Obligations shall be payable to Agent’s Account, and (iv) no US Obligations shall be charged to the Canadian Loan Account.

5.12 Further Assurances.  At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and maintain Agent’s Liens in all of the assets of Parent and its Subsidiaries (other than Excluded Property) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, (i) the foregoing shall not apply to any Subsidiary of Parent that is a CFC organized or incorporated under the laws of a jurisdiction outside Canada,(ii) no other pledge shall be required if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby and (iii) only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC organized or incorporated under the laws of a jurisdiction outside the United States or Canada); provided, further, that, (i) no Canadian Loan Party shall be liable for any US Obligations, (ii) no security interest granted by any Canadian Loan Party under any of the Loan Documents shall secure any US Obligations, (iii) no amounts payable on account of the Canadian Obligations shall be payable to Agent’s Account, and (iv) no US Obligations shall be charged to the Canadian Loan Account.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time (a) in connection with any merger, amalgamation, consolidation,  or reorganization permitted under Section 6.3, delivery to Agent of the agreements and documentation set forth in Section 5.11 above, or (b) to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties (subject to exceptions and limitations contained in the Loan Documents).

5.13 Lender Meetings.  Within 90 days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year of Parent and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14 Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15 Location of Inventory and Equipment.  Keep each Loan Parties’ Inventory and Equipment (other than vehicles, Inventory and Equipment out for repair or in-transit and Inventory and Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $250,000) only at the locations identified on Schedule 4.6(b) or  Schedule 4.6(e); provided, that, any

Borrower may amend Schedule 4.6(e) or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days after the date on which such Inventory or Equipment is moved to such new location.

6.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests except for mergers, consolidations, amalgamations and reorganizations (i) between US Loan Parties, (ii) between Canadian Loan Parties, and (iii) between any Borrower and any of its Subsidiaries, provided that, in the case of this clause (iii), (A) such Borrower is the surviving entity of such merger, amalgamation, consolidation or reorganization (or, in the case of a Canadian Borrower, is the amalgamated corporation under applicable Canadian law), and (B) the Accounts and Inventory of such Subsidiary shall not be Eligible Accounts or Eligible Inventory until such time as Agent shall have completed a field examination with respect thereto and such other due diligence reasonably requested by the Agent, in a manner and with results reasonably satisfactory to Agent, (iii) between Subsidiaries of Parent which are not Loan Parties and (iv) required for a Permitted Acquisition; provided, that, nothing in Sections 6.3 or 6.5 shall restrict or prohibit Colt Canada from registering as a limited liability company under the laws of the Province of Nova Scotia, Canada (Colt Canada currently being an unlimited liability company) or from continuing its certificate of amalgamation under the laws of another Canadian provincial or federal jurisdiction, so long as Colt Canada otherwise complies with the provisions of Section 6.5 concerning change of corporate name, if applicable, and Section 5.12.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of Borrowers’ wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c) Suspend or terminate all or a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4 Disposal of Assets.  Convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any assets or Equity Interests of Parent or its Subsidiaries, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11.

6.5 Change Name.  Change the name, organizational identification number, jurisdiction of organization or organizational identity of any Loan Party; provided, that, any Loan Party may change its name so long as such Loan Party gives written notice to Agent of such change within ten (10) days following such change.

6.6 Nature of Business.  Make any change in the nature of its or their business as presently conducted or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that, the foregoing shall not be construed to prohibit Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7 Certain Payments of Debt and Amendments.

(a) Make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness other than the Indebtedness hereunder or under the other Loan Documents (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:

(i) Loan Parties may make regularly scheduled payments of principal and interest in respect of Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness and other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof;

(ii) Borrowers and Guarantors may make payments in respect of Indebtedness permitted under clauses (b), (c), (g) or (p) of the definition of Permitted Indebtedness, in each case with proceeds of Refinancing Indebtedness as permitted in the definition of the term Permitted Indebtedness;

(iii) Borrowers and Guarantors may make optional prepayments and redemptions of Indebtedness solely with the proceeds of the issuance and sale of Equity Interests of Parent, provided, that, as of the date of any such prepayment or redemption, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(iv) Borrowers and Guarantors may make optional prepayments and redemptions of Indebtedness so long as the Specified Transaction Conditions have been satisfied;

(v) Parent and its Subsidiaries may make optional prepayments of Permitted Intercompany Indebtedness owing to a US Loan Party;

(vi) as to payments in respect of any other Permitted Indebtedness not subject to the provisions above in this Section 6.7, Borrowers and Guarantors may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is permitted at such time under the subordination terms and conditions set forth therein or applicable thereto);

(b) Borrowers shall not, and shall not permit any of their Subsidiaries, directly or indirectly, to amend, modify, or change (or permit the amendment, modification or other change in any manner of) any of the terms or provisions of:

(i) any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness, except (A) to the extent permitted under any intercreditor or subordination agreement applicable thereto or (B) after prior written notice to Agent, any amendment, modification or other change to the terms thereof to make the terms thereof less restrictive or burdensome to Parent or its Subsidiaries;

(ii) the certificate of incorporation, memorandum and articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of any Loan Party, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower, or its Subsidiaries in any material respect and do not adversely affect in any material respect the ability of a Loan Party to borrow hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders in any material respect; and

(iii) any of the Specified Equipment Lease Documents in a manner which increases, or could reasonably be expected to increase, the aggregate unpaid amount of obligations owing by Parent under the Specified Equipment Lease Documents (whether by entering into additional lease schedules or otherwise); provided, that, Parent shall promptly deliver to Agent copies of any amendment, modification or other change to any of the Specified Equipment Lease Documents.

6.8 Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(b) any Subsidiary of Parent may pay dividends or other distributions to a Loan Party (including, without limitation, distributions to a Loan Party upon the reduction of capital (by whatsoever name called, including paid in capital, paid up capital or stated capital) of such Subsidiary), provided, that, no US Loan Party may pay dividends or other distributions to a Canadian Loan Party;

(c) any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments of any of the following: (i) accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain the corporate existence of Parent and to pay other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Parent and (ii) reasonable directors fees and to reimburse reasonable out-of-pocket expenses of the board of directors of Parent and any direct or indirect parent entity of Parent, in each case in an amount not more than the portion of such fees and expenses as are reasonably and in good faith allocable to the operation of Parent and its Subsidiaries;

(d) any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed $1,000,000;

(e) Loan Parties may make other Restricted Payments not otherwise expressly provided for in this Section 6.9 provided, that the Specified Transaction Conditions have been is satisfied;

(f) Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith, and the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(g) for each taxable year beginning after the Closing Date with respect to which the Parent is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, Parent may make distributions, advances or other payments to each owner of its Equity Interests, in an amount equal to the product of (i) the portion of the Parent’s “taxable income” (as modified below) allocable to such member for such year and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to any such owner for such year; provided that, for purposes of this clause (g), the Parent’s “taxable income” for any year shall be computed (A) without any deduction for any interest expense for such year attributable to any indebtedness of the Parent used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, or any other interest expense incurred by the Parent, that, in each case, is not treated as deductible for federal income tax purposes by each holder of Equity Interests issued by the Parent, and (B) by including any increases to taxable income for such year as a result of any tax examination, audit or other adjustment, whether for taxable years ended prior to or after the Closing Date; and

(h) other Restricted Payments not otherwise expressly provided for in this Section 6.9 in an aggregate amount not to exceed $500,000; provided, that, as of the date of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

6.10 Accounting Methods.  Modify or change its fiscal year of Parent or its method of accounting (other than as may be required to conform to GAAP or as permitted under Section 1.2).

6.11 Investments; Controlled Investments.

(a) Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments.

6.12 Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of Parent or any of its Subsidiaries, except pursuant to the reasonable requirements of Parent’s or such Subsidiary’s business (as the case may be) and upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm’s length transaction with a person that is not an Affiliate, except for:

(a) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Parent or such Subsidiary;

(b) transactions exclusively between Parent and its Subsidiaries, provided, that, such transactions are not otherwise prohibited by this Agreement;

(c) transactions permitted under Section 6.3, 6.4, 6.9 or 6.11 hereof;

(d) the payment of reasonable and customary fees paid to and indemnities provided on behalf of the directors of Parent or any Subsidiary;

(e) any agreement as in effect as of the Closing Date and listed on Schedule 6.12(e), as each such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Loan Parties, the Agent or the Lenders in any material respect in the good faith judgment of the Parent when taken as a whole than the terms of such agreement in effect on the Closing Date;

(f) management fees, payable to Sponsor or an Affiliate thereof in an amount not to exceed $500,000 in the aggregate in any fiscal year of Parent; provided, that, as of the date of the payment of any such fees and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and the reimbursement by Parent and its Subsidiaries of Sponsor of reasonable and customary out-of-pocket expenses of Sponsor incurred in the ordinary course of business in connection with the businesses of Parent and its Subsidiaries; and

(g) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business of Parent and its Subsidiaries and otherwise in compliance with the terms of this Agreement, provided, that in the good faith determination of Parent, such transactions are on terms that are no less favorable to Parent or the relevant Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by Parent or such Subsidiary with an unrelated person.

6.13 Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14 [Reserved]

6.15 Senior Note Indenture Secured Debt Cap.  Permit (a) the amount of the Senior Note Indenture Secured Debt Cap with respect to US Loan Parties at any time to be less than the aggregate outstanding principal amount of all US Advances (including Swing Loans, Protective Advances and

Overadvances) plus the US Letter of Credit Usage at such time or (b) the amount of the Senior Secured Note Indenture Secured Debt Cap with respect to Canadian Loan Parties at any time to be less than the aggregate outstanding principal amount of all Canadian Advances (including Protective Advances and Overadvances) plus the Canadian Letter of Credit Usage at such time.

6.16 Specified Canadian Pension Plans.  Maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Fixed Charge Coverage Ratio.  During any Compliance Period, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis), for the most recently ended period of four consecutive fiscal quarters for which Agent has received financial statements, shall not be less than 1.00:1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations (excluding Bank Product Obligations) consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (excluding Bank Product Obligations but including any portion thereof (other than Bank Product Obligations) that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations (excluding Bank Product Obligations);

8.2  If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), or  5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 6 of the Security Agreement, or (v) Section 6 of the Canadian Security Agreement; or

(b) fails to perform or observe any covenant or other agreement contained in Section 5.6 or 5.15 of this Agreement, and such failure continues for a period of 3 Business Days (in each case of Section 5.6) or 10 Business Days (in the case of Section 5.15) after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; and

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6  If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent Borrowers and its Subsidiaries, taken as a whole;

8.7  If there is (a) a default in respect of one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $2,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in respect of one or more Material Contracts, or  (c) a default in respect of or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $2,000,000 or more;

8.8  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9  If the obligation of any Guarantor under the Guaranty ceases to be in full force and effect;

8.10  If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority

Lien on Collateral having an aggregate book value in excess of $2,000,000, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.11  The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.12  If any Loan Party ceases to have the right to use, or the Loan Parties are not in possession and control of, a material amount of the Specified Government Property.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2 Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3 Appointment of a Receiver.  Upon the occurrence and during the continuance of an Event of Default, Agent may seek the appointment of a receiver, manager or receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed to be an agent of such Loan Party and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, or his/her servants or employees, absent the gross negligence, bad faith or willful misconduct of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Loan Party, to preserve Collateral of such Loan Party or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Party.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Loan Party, enter upon, use and occupy all premises owned or occupied by a Loan Party wherein Collateral of such Loan Party may be situated, maintain Collateral of a Loan Party upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Loan Party directly in carrying on such Loan Party’s business or as security for loans or advances to enable the Receiver to carry on such Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders.  Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code and the PPSA, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, other than any such loss or damage resulting from the gross negligence, willful misconduct or bad faith of the Agent or any member of the Lender Group, as finally determined by a court of competent jurisdiction.

10.3 Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (limited to one US counsel to Agent-Related Persons and Lender-Related Persons, one Canadian counsel to Agent-Related Persons and Lender-Related Persons, any local or regulatory counsel to Agent-Related Persons and Lender-Related Persons reasonably selected by Agent, one additional counsel for the Lenders (taken as a whole) if an Event of Default has occurred and is continuing and, if the interests of any Agent-Related Person or Lender-Related Person are distinctly and disproportionately affected, one additional counsel for such affected Person), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (promptly upon demand of Agent but in any event not later than 5 days of demand therefor by Agent irrespective of (1) the provisions of Section 17.10 hereof and (2) whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent (in its capacity as such) on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any Environmental Liabilities, Environmental Action or Remedial Action, including any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”);provided, that, the Indemnified Liabilities shall not include any Taxes or any costs attributable to Taxes, which shall be governed by Section 16.  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Loan Parties or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Loan Parties:	Colt Defense LLC
547 New Park Avenue
West Hartford, CT 06110
Attn: Jeffrey Grody
Fax No.: (860) 244-1442

with copies to:	Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attn: William J. Miller, Esq.
Fax No.: (212) 269-5420

If to Agent:	Wells Fargo Capital Finance, LLC
One Boston Place, 18th Floor
Boston, Massachusetts 02108-4407
Attn: Portfolio Manager-Colt
Fax No.: (617) 523-4032

with copies to:	Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, NY 10169
Attn: Michael Barocas, Esq.
Fax No.: (212) 682-6104

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) SUBJECT TO THE LAST SENTENCE OF THIS SECTION (D) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS  LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) Any Lender may at any time assign to one or more Eligible Transferees  (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Obligations at the time owing to it and its participation interests in Letters of Credit, Swing Loans and Overadvances), provided, that, any such assignment shall be subject to the following conditions:

(i) The aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Obligations of the assigning Lender subject to such assignment shall be not less than $5,000,000, unless the Agent otherwise consents, except that such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender or an Related Fund or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (C) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Obligations at the time owing to it;

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) No consent shall be required for any assignment except:

(A) The consent of the Administrative Borrower shall be required, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent of Administrative Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, a Related Fund or, if Default or an Event of Default has occurred and is continuing; and

(B) The consent of the Agent shall be required.

(iv) The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing fee of $3,500, provided, that Agent may, in its discretion, elect to reduce or waive such processing fee in the case of any assignment, and the assignee, if its not a Lender, shall deliver to the Agent an administrative questionnaire in a form reasonably satisfactory to Agent.

(v) No such assignment shall be made to (A) a Loan Party or an Affiliate of a Loan Party, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its Subsidiaries, and (C) a natural Person.

(vi) Borrowers and Agent may continue to deal solely and directly with a Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with this Section 13.1(b) and the satisfaction of the other conditions herein.

(b) From and after the date that Agent has recorded the assignment in the Register and Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of the CAM Letter Agreement and this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender, and (vii) such Assignee shall, without further action, become a party to the CAM Letter Agreement, as a Lender and shall be bound by the terms thereof.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Advances (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2 Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, the Fee Letter or the CAM Letter Agreement), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 15.11,

(vi) release Agent’s Lien in and to any of the Collateral, except as permitted by Section 15.11,

(vii) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(viii) contractually subordinate any of Agent’s Liens, except as permitted by Section 15.11,

(ix) release any Borrower or any Material Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Material Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, except in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e)(i) or (f),

(xi) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xii) amend, modify, or eliminate the definition of Borrowing Base or Canadian Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Property that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base or Canadian Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount, or change Section 2.1(d).

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders, Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the consent of Loan Parties and Lenders shall not be required for the exercise by Agent of any of its rights under this Agreement in accordance with the terms of this Agreement with respect to reserves, or the Borrowing Base or Canadian Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Equipment, Eligible Real Property and Eligible Inventory) that are used therein.

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii).

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3 No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Loan Party of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties; Appointment of Subagents.  (a) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

(b)      Agent hereby designates and appoints WFCF Canada as Agent’s subagent (the “Subagent”) with respect to all or any part of the Canadian Collateral, and WFCF Canada hereby accepts such appointment; provided that the Subagent shall not be authorized to take any action with respect to any Canadian Collateral unless and except to the extent expressly authorized in writing by Agent.  Should any instrument in writing from any Loan Party be required by the Subagent to more fully or certainly vest in and confirm to the Subagent such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by Agent.  If the Subagent, or successor thereto, shall resign or be removed, all rights, powers, privileges and duties of the Subagent, to the extent permitted by law, shall automatically vest in and be exercised by Agent until the appointment of a new Subagent.  Agent shall not be responsible for the negligence or misconduct of any Subagent that it selects in the absence of the Agent’s gross negligence or willful misconduct.

15.3 Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan

Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4 Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s bad faith, gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity.  WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9 Successor Agent.  Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its discretion, to release, or subordinate, any Lien on any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Loan Party certifies to Agent that the sale or disposition is made in compliance with Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, and to the extent Agent may release its Lien on any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) constituting property leased to a Loan Party under a lease that has expired or is terminated, or (vii) subject to Section 14.1, the Canadian Security Agreement and the Security Agreement, if the release is approved, authorized or ratified in writing by the Required Lenders.  In no event shall the consent or approval of an Issuing Lender to any release or subordination of Collateral be required.  Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release or subordination of any Collateral or termination of security interests in any Collateral.  Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release or subordinate any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that, (1) Agent shall not be required to execute any document necessary to evidence such release or subordination on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of any Borrower in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or other bankruptcy laws, including under Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

(c) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting

Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or in accordance with the PPSA or the Securities Transfer Act of any applicable jurisdictions in Canada can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(iv) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing: (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any Subsidiary of Parent to Agent that has not been contemporaneously provided by Parent or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Obligations or amounts owing in respect of Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Lenders and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Lenders and Agent allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b) Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

15.18 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.19 Appointment for the Province of Québec.  Without prejudice to Section 15.1 above, each member of the Lender Group hereby appoints Agent as the person holding the power of attorney (fondé pouvoir) of the Lender Group as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed.  All of the Lender Group hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations.  In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the members of the Lender Group for and on behalf of whom the Bond is so held from time to time, and (ii) each of the members of the Lender Group will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. Agent, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group, the Borrowers or the Guarantors.  The execution prior to the date hereof by Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed.  The constitution of Agent as the Person holding the power of attorney (fondé de pouvoir), and of Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Agent for the benefit of the Lender Group, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group’s rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.

16.	WITHHOLDING TAXES.

16.1 No Setoff; Payments.  All payments made by any Loan Party under any Loan Document will be made without setoff, counterclaim or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless deduction or withholding of any Taxes is required under applicable law.  If any deduction or withholding of any Indemnified Tax is required by law, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after such required deduction or withholding of Indemnified Tax (including any Indemnified Tax on the additional amounts payable under this Section 16.1), the amount payable to the affected Agent or Lender (as applicable) is equal to same amount that would have been so payable had no such deduction or withholding of Indemnified Tax been required; provided, however, that Loan Parties shall not be required to pay any additional amounts under this Section 16.1 to the extent that the obligation to pay such additional amounts results from Agent’s or such Lender’s own bad faith, willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Loan Parties will furnish to Agent as promptly as possible after the date the payment by Loan Parties of any Tax in respect of any payment made by any Loan Party under any Loan Document is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties or other evidence reasonably satisfactory to Agent.  Loan Parties agree to pay any present or future stamp, value added or documentary taxes or any other similar excise or property taxes, charges, or levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under the Loan Documents:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration, invalidity or obsolescence of any previously delivered forms and shall promptly notify Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from, or reduction of, withholding or backup withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and the Administrative Borrower to deliver to Administrative Borrower and Agent  in writing (or, in the case of a Participant, to the Lender granting the participation only), before receiving its first payment under the Loan Documents (and/or thereafter from time to time if reasonably requested by the Agent or Administrative Borrower), any such form or other information as may be required under the laws of such jurisdiction (including any administrative policy or practice of such jurisdiction) as a condition to exemption from, or reduction of, withholding or backup withholding tax, but only if such Lender or such Participant is legally able to deliver such forms.  Each Lender and each Participant shall provide new forms (or successor forms) or information upon the expiration, invalidity or obsolescence of any previously delivered forms or information and to promptly notify Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Administrative Borrower and Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation or information provided pursuant to Section 16.2(a), 16.2(b) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation or information, pursuant to Section 16.2(a), 16.2(b) or 16.2(c), if applicable.  Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 (subject to the limitations set forth in Section 13.1(e) and Section 14.2 as if the Participant were a Lender) with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3 Reductions.

(a) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may deduct or withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation or information required by Section 16.2(a), 16.2(b) or 16.2(c) are not delivered by a Lender or Participant to the applicable Loan Party or Agent (or, in the case of a Participant, to the Lender granting the participation), then the applicable Loan Party or Agent (or, in the case of a Participant, the Lender granting the participation), as applicable, shall deduct or withhold amounts required to be withheld by applicable laws from any payment to such Lender or such Participant not providing such forms or other documentation or information at the applicable statutory rate.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly deduct or withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form or information was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the bad faith, willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other confidential  information which it in good faith deems confidential) to any Borrower or any other Person.

17.	GENERAL PROVISIONS.

17.1 Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, as a result of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; provided, that, the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in proceeds of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, as a result of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, reduce, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code (or under any bankruptcy or insolvency laws of Canada, including the BIA, the CCAA and the Winding-Up and Restructuring Act (Canada)) relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under clause (iii) or (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under clause (iii) or (iv) shall be limited to the portion of the Confidential Information as may be required by such regulatory authority, statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and may otherwise use the name, logos, and other insignia of Borrowers and Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

17.10 Lender Group Expenses.  Borrowers agree to pay any and all Lender Group Expenses promptly upon demand therefor by Agent.  Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12 Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of such Borrower.

17.13 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14 Administrative Borrower as Agent for Borrowers.

(a) Each Borrower hereby irrevocably appoints and constitutes Parent (“Administrative Borrower”) as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from Agent or any Lender or Issuing Lender in the name or on behalf of such Borrower.  Agent, Lenders and Issuing Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 17.14.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent, Lenders and Issuing Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No resignation or termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Administrative Borrower resigns under this Agreement, Borrowers shall be entitled to appoint a successor Administrative Borrower (which shall be a Borrower).  Upon the acceptance of its appointment as successor Administrative Borrower hereunder, such successor Administrative Borrower shall succeed to all the rights, powers and duties of the retiring Administrative Borrower and the term “Administrative Borrower” shall mean such successor Administrative Borrower and the retiring or terminated Administrative Borrower’s appointment, powers and duties as Administrative Borrower shall be terminated.

17.15 Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the exchange rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the rate of exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Loan Documents in the

Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency.  If the amount of the Judgment Currency which Agent is able to purchase is greater than the amount of the Judgment Currency original due it, Agent agrees, so long as no Event of Default has occurred and is continuing, to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

17.16 Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  Administrative Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

17.17 Quebec Interpretation.  For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”,

 (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COLT DEFENSE LLC

By:  /s/ Scott B. Flaherty
Title:  Chief Financial Officer

COLT CANADA CORPORATION

By:  /s/ Scott B. Flaherty
Title:  Chief Financial Officer

COLT FINANCE CORP.

By:  /s/ Scott B. Flaherty
Title:  Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and as a Lender

By:  /s/ Casmir Mazurkiewicz
Title:  Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

By:  /s/ Domenic Cosentino
Title:  Vice President